UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHINA INFRASTRUCTURE INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	88-0485183
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Room D, 2F, Building 12, Xinxin Huayuan, Jinshui Road, Zhengzhou, Henan Province
The People’s Republic of China
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.001	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: ____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

Introduction

The following is a summary of the material terms of the capital stock of China Infrastructure Investment Corporation, a Nevada corporation (the “Company”). The Company’s authorized capital stock currently consists of One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), of which there are Eighty Million (80,000,000) shares of Common Stock issued and outstanding. The Company also has Ten Million (10,000,000) shares of preferred stock authorized, par value $0.001 per share, with zero (0) shares issued and outstanding. The following statements relating to the capital stock set forth the material terms of these securities; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, the Company’s Articles of Incorporation (as amended) and Bylaws (as amended).

Common Stock

Each share of Common Stock entitles the holder thereof to one vote at a stockholders meeting, either in person or by proxy. Cumulative voting in elections of Directors and all other matters brought before a stockholders meeting is not permitted.

The holders of the capital stock of the Company are not be personally liable for the payment of the Company’s debts and the private property of the holders of the capital stock of the Company shall not be subject to the payment of debts of the Company to any extent whatsoever.

Stockholders of the Company do not have any preemptive rights to subscribe for additional issues of stock of the Company except as may be agreed from time to time by the Corporation and any such stockholder.

Preferred Stock

Shares of the Company’s preferred stock may be issued in series, having such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Company.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed hereunder because no other securities of the Company are listed by The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 7, 2008

CHINA INFRASTRUCTURE INVESTMENT CORPORATION

By:	/s/ Li Xipeng
Name: Li Xipeng
Title: Chief Executive Officer